ARTICLES OF AMENDMENT

                                       OF
                             MUTUAL SERIES FUND INC.

     Mutual Series Fund Inc., a Maryland corporation, having its principal office at 26 Broadway, New York, New York 10004 (the "Corporation") certifies as follows:
     FIRST:   The Charter of the Corporation is hereby amended by
striking paragraph (1) of Article VI, and inserting in its place the following:

           (1) The number of directors of the Corporation shall Be twelve (12), which number may be altered by and pursuant to the By-Laws of the Corporation but shall never be less than five (5). The names of the persons who shall act as directors until the first stockholders meeting and until their successors are duly elected and qualified are:

                             Michael F. Price
                             Max L. Heine
                             Edward I. Altman
                             Roger W. Mann, M.D.
                             Bruce A. MacPherson
                             Paul Bechard
                             Richard L. Chasse, M.D.
                             Alan L. Gold
                             Stanley A. Kitzinger
                             Edwin F. Lovering, M.D.
                             Frederick M. Stern
                             Vaughn R. Sturtevant, M.D.

        The term of office for a director is until death, resignation, retirement or reelection, or until a successor is elected and qualified. In no case shall a decrease in the number of directors shorten the term of any incumbent director. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the entire Board of Directors, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, whether or not sufficient to constitute a quorum, or by a sole remaining director. A director elected by the Board of Directors to fill any vacancy in the Board of Directors shall serve until the next meeting of stockholders and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. At any meeting of stockholders stockholders shall be entitled to elect directors to fill any vacancies in the Board of Directors that have arisen since the preceding meeting of stockholders (whether or not any such vacancy has been filled by election of a new director by the Board of Directors) and any director so elected by the stockholders shall hold office until the next meeting of stockholders or until death, resignation, retirement or until a successor is elected and qualified. A director may be removed for cause only, and not without cause, and only by action of the stockholders taken by the holders of at least sixty-seven percent (67%) of the shares of capital stock then entitled to vote in an election of directors.

SECOND: The Charter of the Corporation is hereby further amended by striking the first sentence of paragraph (3) of Article V and inserting in its place the following.

           (3) Until such time as the Board of Directors shall provide otherwise pursuant to the authority granted in section (2) of this Article V, 200,000,000 shares of the authorized shares of stock of the Corporation are designated as Mutual Shares Fund Stock ("Mutual Shares Stock"), 200,000,000 of the authorized shares of stock of the Corporation are designated as Mutual Qualified Income Fund Stock ("Qualified Stock") and 200,000,000 of the authorized shares of stock of the Corporation are designated as Mutual Beacon Fund Stock ("Beacon Stock").

     THIRD:   This amendment was approved by a majority of the
Corporation's Board of Directors and no stock entitled to be voted on the matter was outstanding or subscribed for at the time of approval.
      IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf on this 30th day of December, 1987 by its President who acknowledges that these Articles are the act of Mutual Series Fund Inc. and that to the best of his knowledge, information and belief and under penalties for perjury, all matters and facts contained in these Articles are true in all material respects.

ATTEST:                                   MUTUAL SERIES FUND INC.


VALERIE M. WATSON                   By:  MICHAEL F. PRICE(SEAL)
Valerie M. Watson                         Michael F. Price
Secretary                                 President